Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284370
Registration No. 333-284422

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JANUARY 23, 2025)

Icon Energy Corp.

Common Shares

This is a supplement (“Prospectus Supplement”) to the prospectus, dated January 23, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Icon Energy Corp. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Statement Nos. 333-284370 and 333-284422), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “SEC”) on March 13, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The Company’s common shares are listed on the Nasdaq Capital Market under the symbol “ICON”.

Investing in the Company’s common shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in the Company’s common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 13, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K as Exhibit 99.1 is a copy of the press release of Icon Energy Corp. (the “Company”), issued on March 13, 2025, (i) announcing the Company’s receipt of written notification from The Nasdaq Stock Market indicating that the Company is not in compliance with the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, and (ii) reminding shareholders of the Company’s 2025 Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Date: March 13, 2025

Exhibit 99.1

ICON Energy Corp. Announces Receipt of Nasdaq Notice and Reminds Shareholders of its Upcoming 2025 Annual General Meeting

ATHENS, Greece, March 13, 2025 (GLOBE NEWSWIRE) — Icon Energy Corp. (“Icon” or the “Company”) (Nasdaq: ICON), an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels, announced today that it has received a written notification from The Nasdaq Stock Market (“Nasdaq”) dated March 7, 2025, indicating that because the closing bid price of the Company’s common shares for 30 consecutive trading days, from January 23, 2025, to March 6, 2025, was below $1.00 per share, the Company is no longer in compliance with Nasdaq Listing Rule 5550(a)(2).

The Company is in compliance with all other Nasdaq Capital Market continued listing standards and, pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance with Nasdaq Listing Rule 5550(a)(2) is 180 days, or until September 3, 2025.  In the event the Company does not regain compliance within the 180-day grace period but meets all other listing standards and requirements, the Company may be eligible for an additional 180-day grace period.

The Company can cure this deficiency if the closing bid price of its common shares is $1.00 per share or higher for at least 10 consecutive trading days during the grace period. During this time, the Company's common shares will continue to be listed and trade on the Nasdaq Capital Market. Additionally, the Company's business operations are not affected by the receipt of the notification.

Reminder of Upcoming 2025 Annual General Meeting

The Company’s 2025 Annual Meeting of Shareholders (the “Meeting”) is scheduled to be held on March 17, 2025. The Company’s Notice of Meeting and Proxy Statement was mailed to shareholders of record on or around February 28, 2025, and was furnished on that date to the Securities and Exchange Commission (the "SEC"). Shareholders are encouraged to review the Notice of Meeting and Proxy Statement, which are available on the SEC's website at www.sec.gov.

As described in more detail in the Notice of Meeting and Proxy Statement, the proposals to be voted on at the Meeting are:

1.	To elect Spiros Vellas as a Class I Director to serve until the 2028 Annual Meeting of Shareholders (“Proposal One”);
2.	To ratify the appointment of Ernst & Young (Hellas) Certified Auditors Accountants S.A., as the Company’s independent auditors for the fiscal year ending December 31, 2025 (“Proposal Two”);
3.	To give the Company’s board of directors the authority to approve one or more reverse stock splits of the Company’s issued common shares (“Proposal Three”)

If Proposal Three is approved at the Meeting, the Company will not be obligated to conduct a reverse stock split. Proposal Three gives Icon’s board of directors the necessary flexibility to effect a reverse stock split upon determination that doing so is in the best interest of the Company and its shareholders, including as a means to maintain the Company’s Nasdaq listing.

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About Icon Energy Corp.

Icon is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels. Icon maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON.”

Forward Looking Statements

This communication contains “forward-looking statements,” including with respect to Nasdaq compliance and a potential reverse stock split. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact are forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the Commission. As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: statements regarding the completion of the reverse stock split; the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics; and other factors listed from time to time in the Company’s filings with the SEC. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. You should, however, review the factors and risks the Company describes in the reports it files and furnishes from time to time with the SEC, which can be obtained free of charge on the SEC’s website at www.sec.gov.

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com

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